Exhibit 99
Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com
Spirit AeroSystems Holdings, Inc. Reports Fourth Quarter and Full-Year 2008 Financial Results; Includes Impact of Machinists’ Strike at Boeing and Lower Pension Income Forecast; Provides 2009 Financial Outlook
■	Full-year 2008 Revenues of $3.8 billion; Operating Income of $406 million

■	Full-year 2008 Fully Diluted EPS of $1.91 per share; Includes ($0.41) per share of strike impact and ($0.10) per share impact from reduced pension income

■	Cash and Cash Equivalents were $217 million at year-end

■	Total backlog increased 20 percent to approximately $32 billion from year-end 2007

■	Issues 2009 Fully Diluted Earnings Per Share Guidance between $2.15 and $2.35 per share
     Wichita, Kan., February 5, 2009 — Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported fourth quarter and full-year 2008 financial results reflecting solid operating performance, the unfavorable impact from the Machinists’ strike at Boeing, and a lower pension income forecast which unfavorably impacted the company’s contract accounting estimates.
     Spirit’s fourth quarter 2008 revenues were $646 million and operating income was $28 million, as the combination of the Machinists’ strike at Boeing and a lower pension income forecast for the remainder of the contract blocks impacted financial results for the quarter. (Table 1)
Table 1. Summary Financial Results

	4th Quarter			Twelve Months
($’s in Millions, except per share data)	2008	2007	Change	2008	2007	Change

Revenues	$646	$980	(34%)	$3,772	$3,861	(2%)
Operating Income	$28	$107	(74%)	$406	$419	(3%)
Operating Income as a % of Revenues	4.4%	10.9%	(650) BPS	10.8%	10.9%	(10) BPS
Net Income	$20	$76	(74%)	$265	$297	(11%)
Net Income as a % of Revenues	3.1%	7.7%	(460) BPS	7.0%	7.7%	(70) BPS
Earnings per Share (Fully diluted)	$0.14	$0.54	(74%)	$1.91	$2.13	(10%)
Fully Diluted Weighted Avg Share Count (Millions)	139.2	139.6		139.2	139.3

     Despite the strike and pension impact in the third and fourth quarters of 2008, full-year 2008 revenues were $3.772 billion and operating income was $406 million. Increased production volumes during the first eight months of 2008 and lower period expenses for the year were more than offset by strike-related reduced deliveries to Boeing in the third and fourth quarters of 2008.
     Net income for the fourth quarter of 2008 was $20 million, or $0.14 per fully diluted share compared to $76 million, or $0.54 per fully diluted share, for the same period in 2007. Full-year 2008 net income was $265 million, or $1.91 per fully diluted share compared to $297 million, or $2.13 per fully diluted share for 2007. Fourth quarter and full-year 2008 net income benefited from the federal research and experimentation (R&E) tax credit’s retroactive extension, which reduced the fourth quarter 2008 tax expense by $8 million, increasing fully diluted earnings per share by $0.06 per share.
     During the third quarter of 2008, Spirit responded to a labor strike at its largest customer, The Boeing Company. The work stoppage by the International Association of Machinists and Aerospace Workers (IAM) resulted in Spirit taking immediate action to implement a reduced work week schedule for certain employees supporting most Boeing programs, which remained in effect throughout the fourth quarter of 2008. As a result, fourth quarter 2008 ship set deliveries to Boeing were 63 units below pre-strike delivery levels, resulting in a revenue reduction of $451 million and a reduction in earnings per share of $0.28. The 2008 full year impact of the strike resulted in 72 fewer deliveries, resulting in a revenue reduction of $504 million and a reduction in earnings per share of $0.41 per share.
     The company’s U.S. pension plan remained fully funded at year-end 2008. As a result of the plan’s asset performance during 2008 and the increased pension obligation resulting from a lower discount rate at the December 31st measurement date, Spirit now expects significantly reduced non-cash pension income in future periods. The reduced non-cash pension income forecast negatively impacts the profitability of the current contract accounting blocks and resulted in an unfavorable cumulative catch-up adjustment of $20 million, or $0.10 earnings per share in the fourth quarter of 2008. The reduction in the plan’s assets and the increase in the pension obligation during 2008 also resulted in a $186 million reduction in Other Comprehensive Income during the fourth quarter of 2008.

     “Our 2008 results reflect a successful, yet challenging year,” said President and Chief Executive Officer Jeff Turner. “We increased production rates early in the year, made good progress on development programs, strengthened and matured customer relationships, and maintained our strong operating performance across the company while managing through the challenges of the Machinists’ strike at Boeing during the third and fourth quarters of 2008,” Turner continued. “We continued to advance our strategy by winning new business and establishing the Spirit brand throughout the industry,” Turner added. During the year, Spirit announced projects underway with Gulfstream and Rolls-Royce and new business wins with Airbus, Cessna, Mitsubishi, Southwest Airlines and Continental Airlines. The new manufacturing facility in the state of North Carolina is progressing to plan, and the Malaysian facility is on schedule to open in the first quarter of 2009.
     “Our strategy remains solid and the company is financially strong as we move into less certain times in the commercial aerospace market,” Turner stated. “We are working closely with our customers and monitoring developments across the industry as we look forward into 2009 and beyond.”
     Spirit’s backlog increased by over $5 billion in 2008 as the company executed its growth and customer diversification strategy by capturing new business in the large commercial aircraft, regional jet, and business jet market segments. The company’s backlog at the end of 2008 was $31.7 billion, up 20 percent from year-end 2007. Spirit’s backlog is calculated based on contractual prices for products and volumes from the published firm order backlogs of Boeing and Airbus, along with firm orders from other customers.
     Spirit updated its contract profitability estimates during the fourth quarter of 2008, resulting in a $27 million unfavorable cumulative catch-up adjustment. This adjustment reflects $20 million for the lower pension income forecast in the current accounting blocks; $5 million from unfavorable foreign exchange rate movements; $2 million of net impact from other matters including customer requested delivery delays on the 787 and 747-8 programs; increasing costs from certain suppliers; and the IAM strike at Boeing. Spirit recognized a $3.5 million favorable cumulative catch-up adjustment during the fourth quarter of 2007.

     Cash flow from operations was $58 million for the fourth quarter and $205 million for the full-year 2008, compared to $75 million for the fourth quarter and $180 million for the full-year 2007. The company’s continued investment in new development programs, reflected largely as growth in pre-production inventory balances, was more than offset by earnings, customer advances, and accounts receivable performance. (Table 2)
Table 2. Cash Flow and Liquidity

	4th Quarter		Twelve Months
($’s in Millions)	2008	2007	2008	2007

Cash Flow from Operations	$58	$75	$205	$180
Purchases of Property, Plant & Equipment	$(61)	$(60)	$(236)	$(288)

	December 31,	December 31,
Liquidity	2008	2007

Cash	$217	$133
Current Portion of Long-term Debt plus Long-term Debt	$588	$595
     Cash balances at the end of the year were $217 million and debt balances were $588 million. During the fourth quarter of 2008, the company borrowed and repaid $100 million from its credit facility as it adjusted to a reduced work week schedule implemented as a result of the Machinists’ strike at Boeing. At the end of the fourth quarter of 2008, the company’s $650 million revolving credit facility was undrawn. Approximately $14 million of the credit facility is reserved for financial letters of credit. The company’s credit ratings remained unchanged with a BB rating at Standard & Poor’s and a Ba3 rating at Moody’s.
2009 Outlook
     Spirit revenue for the full-year 2009 is expected to be between $4.25 and $4.35 billion based on previously provided 2009 Boeing delivery guidance of 480-485 aircraft; anticipated ramp up of 787 deliveries; 2009 expected Airbus deliveries of around 483 aircraft; internal Spirit forecasts for non-OEM production activity and non-Boeing and Airbus customers; and foreign exchange rates consistent with the year-end 2008 levels.
     Fully diluted earnings per share for 2009 is expected to be between $2.15 and $2.35, largely reflecting flat production of large commercial aircraft, excluding the impact of the strike at Boeing, and a continued focus on expense management and improving operating efficiencies.

     Cash flow from operations less capital expenditures, net of customer reimbursements, is expected to be positive in the aggregate for the full-year 2009 with capital expenditures to be between $250 million and $275 million. (Table 3)
Table 3. Financial Outlook

	2008 Actual		2009 Guidance	Change
Revenues	$3.8 billion		$4.25 - $4.35 billion	12% - 14%
Earnings Per Share (Fully Diluted)	$1.91		$2.15 - $2.35	13% - 23%
Effective Tax Rate (% Pre-Tax Earnings)	30.9%		~33%
Cash Flow From Operations	$205 million	}	Net positive with $250-$275 million of Capital Expenditures
Capital Expenditures	$236 million
Capital Reimbursement	$116 million

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements.” Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “continue,” “plan,” “forecast,” or other similar words. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to: our ability to continue to grow our business and execute our growth strategy; the build rates of certain Boeing aircraft including, but not limited to, the B737 program, the B747 program, the B767 program and the B777 program, and build rates of the Airbus A320 and A380 programs; the success and timely progression of Boeing’s new B787 and Airbus’s new A350 aircraft programs, including receipt of necessary regulatory approvals; our ability to adjust to Boeing’s strike-impacted delivery schedule; the continuing turmoil in global financial and credit markets; the impact of the global recession on our customer build rates and the general aviation market; our ability to enter into supply arrangements with additional customers and the ability of all parties to satisfy their performance requirements under existing supply contracts with Boeing, Airbus, and other customers; any adverse impact on Boeing’s and Airbus’s production of aircraft resulting from cancellations or reduced orders by their customers; future levels of business in the aerospace and commercial transport industries; competition from original equipment manufacturers and other aerostructures suppliers; the effect of governmental laws, such as U.S. export control laws, the Foreign Corrupt Practices Act, environmental laws and agency regulations, both in the U.S. and abroad; the effect of new commercial and business aircraft development programs, and the resulting timing and resource requirements that may be placed on us; the cost and availability of raw materials and purchased components; our ability to recruit and retain highly skilled employees and our relationships with the unions representing many of our employees; spending by the U.S. and other governments on defense; the outcome or impact of ongoing or future litigation and regulatory actions; and our exposure to potential product liability claims. These factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Appendix
Segment Results
Fuselage Systems
     Fuselage Systems segment revenues for the fourth quarter of 2008 were $288.2 million, down 37.6 percent over the same period last year due to the Machinists’ strike at Boeing. Operating margin for the fourth quarter of 2008 was 11.3 percent, down from 16.1 percent in the fourth quarter of 2007, as an unfavorable cumulative catch-up of $8 million was realized during the fourth quarter of 2008. During the fourth quarter of 2007 the segment realized an unfavorable $3.5 million cumulative catch-up adjustment.
Propulsion Systems
     Propulsion Systems segment revenues for the fourth quarter of 2008 were $168.6 million, down 36.4 percent over the same period last year due to the Machinists’ strike at Boeing. Operating margin for the fourth quarter of 2008 was 12.6 percent, down from 16.6 percent in the fourth quarter of 2007, as an unfavorable cumulative catch-up of $7 million was realized during the fourth quarter of 2008. During the fourth quarter of 2007 the segment realized a favorable $2 million cumulative catch-up adjustment.
Wing Systems
     Wing Systems segment revenues for the fourth quarter of 2008 were $182.1 million, down 26.4 percent over the same period last year. Operating margin for the fourth quarter of 2008 was 4.1 percent, down from 14.6 percent in the fourth quarter of 2007, as an unfavorable cumulative catch-up of $12 million was realized during the fourth quarter of 2008, of which $5 million related to unfavorable foreign exchange rate movements. During the fourth quarter of 2007 the segment realized a favorable $5 million cumulative catch-up adjustment.

Table 4. Segment Reporting

	(Unaudited)			(Unaudited)
	4th Quarter			Twelve Months
($’s in Millions, except margin percent)	2008	2007	Change	2008	2007	Change
Segment Revenues
Fuselage Systems	$288.2	$461.5	(37.6%)	$1,758.4	$1,790.7	(1.8%)
Propulsion Systems	$168.6	$265.1	(36.4%)	$1,031.7	$1,063.6	(3.0%)
Wing Systems	$182.1	$247.4	(26.4%)	$955.6	$985.5	(3.0%)
All Other	$7.2	$6.4	12.5%	$26.1	$21.0	24.3%

Total Segment Revenues	$646.1	$980.4	(34.1%)	$3,771.8	$3,860.8	(2.3%)

Segment Earnings from Operations
Fuselage Systems	$32.6	$74.4	(56.2%)	$287.6	$317.6	(9.4%)
Propulsion Systems	$21.3	$44.0	(51.6%)	$162.2	$174.2	(6.9%)
Wing Systems	$7.4	$36.2	(79.6%)	$99.7	$111.3	(10.4%)
All Other	$0.2	$0.7	(71.4%)	$0.3	$2.5	(88.0%)

Total Segment Operating Earnings	$61.5	$155.3	(60.4%)	$549.8	$605.6	(9.2%)

Unallocated Corporate SG&A Expense	$(32.0)	$(47.3)	(32.3%)	$(141.7)	$(181.6)	(22.0%)
Unallocated Research & Development Expense	$(1.3)	$(1.3)	0.0%	$(2.4)	$(4.8)	(50.0%)

Total Earnings from Operations	$28.2	$106.7	(73.6%)	$405.7	$419.2	(3.2%)

Segment Operating Earnings as % of Revenues
Fuselage Systems	11.3%	16.1%	(480) BPS	16.4%	17.7%	(130) BPS
Propulsion Systems	12.6%	16.6%	(400) BPS	15.7%	16.4%	(70) BPS
Wing Systems	4.1%	14.6%	(1050) BPS	10.4%	11.3%	(90) BPS
All Other	2.8%	10.9%	(810) BPS	1.1%	11.9%	(1080) BPS

Total Segment Operating Earnings as % of Revenues	9.5%	15.8%	(630) BPS	14.6%	15.7%	(110) BPS

Total Operating Earnings as % of Revenues	4.4%	10.9%	(650) BPS	10.8%	10.9%	(10) BPS
Contact information:
Investor Relations: Phil Anderson (316) 523-1797
Media: Debbie Gann (316) 526-3910
On the web: http://www.spiritaero.com

Spirit Ship Set Deliveries
(One Ship Set equals One Aircraft)
2007 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 2007

B737	83	85	84	79	331
B747	5	4	5	4	18
B767	3	4	3	3	13
B777	21	21	21	20	83
B787*	0	1	0	0	1

Total	112	115	113	106	446

A320 Family	93	84	91	91	359
A330/340	22	21	22	20	85
A380	0	0	2	3	5

Total	115	105	115	114	449

Hawker 850XP	16	15	17	20	68

Total Spirit	243	235	245	240	963

*	Full-Revenue Units Only, Does not include Static and Fatigue test units
2008 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 2008

B737	93	95	87	42	317
B747	4	7	4	1	16
B767	3	3	3	1	10
B777	20	22	18	8	68
B787*	1	1	1	0	3

Total	121	128	113	52	414

A320 Family	95	95	90	87	367
A330/340	24	21	23	22	90
A380	4	2	4	6	16

Total	123	118	117	115	473

Hawker 850XP	15	24	24	28	91

Total Spirit	259	270	254	195	978

*	Full-Revenue Units Only, Does not include Static and Fatigue test units

Spirit AeroSystems Holdings, Inc.
Consolidated Statements of Operations

	For the Three Months Ended		For the Twelve Months Ended
	December	December	December	December
	31, 2008	31, 2007	31, 2008	31, 2007
	(unaudited)	(unaudited)	(unaudited)	(audited)
	($ in millions, except per share data)
Net Revenues	$646.1	$980.4	$3,771.8	$3,860.8
Operating costs and expenses:
Cost of sales	567.1	809.0	3,163.2	3,197.2
Selling, general and administrative	35.5	49.8	154.5	192.1
Research and development	15.3	14.9	48.4	52.3

Total Operating Costs and Expenses	617.9	873.7	3,366.1	3,441.6
Operating Income	28.2	106.7	405.7	419.2
Interest expense and financing fee amortization	(9.7)	(8.7)	(39.2)	(36.8)
Interest income	3.5	6.2	18.6	29.0
Other income (loss), net	(2.1)	3.3	(1.2)	8.4

Income Before Income Taxes	19.9	107.5	383.9	419.8
Income tax provision	(0.1)	(32.0)	(118.5)	(122.9)

Net Income	$19.8	$75.5	$265.4	$296.9

Earnings per share
Basic	$0.14	$0.55	$1.94	$2.21
Shares	137.0	136.7	137.0	134.5

Diluted	$0.14	$0.54	$1.91	$2.13
Shares	139.2	139.6	139.2	139.3

Spirit AeroSystems Holdings, Inc.
Consolidated Balance Sheets

	December 31,	December 31,
	2008	2007
	(unaudited)	(audited)
	($ in millions)
Current assets
Cash and cash equivalents	$216.5	$133.4
Accounts receivable, net	149.3	159.9
Current portion of long-term receivable	108.9	109.5
Inventory, net	1,882.0	1,342.6
Prepaids	10.1	14.2
Income tax receivable	3.8	9.6
Deferred tax asset — current	62.1	67.3
Other current assets	0.6	6.3

Total current assets	2,433.3	1,842.8
Property, plant and equipment, net	1,068.3	963.8
Long-term receivable	—	123.0
Pension assets	60.1	318.7
Deferred tax asset — non-current	146.0	30.5
Other assets	52.6	61.1

Total assets	$3,760.3	$3,339.9

Current liabilities
Accounts payable	$316.9	$362.6
Accrued expenses	144.3	163.9
Profit sharing/deferred compensation	17.5	18.7
Current portion of long-term debt	7.1	16.0
Advance payments, short-term	138.9	67.6
Deferred revenue, short-term	110.5	42.3
Income taxes payable	1.8	2.5
Other current liabilities	6.3	1.4

Total current liabilities	743.3	675.0
Long-term debt	580.9	579.0

Advance payments, long-term	923.5	653.4

Pension/OPEB obligation	47.3	43.0
Deferred tax liability — non-current	3.4	23.7
Deferred grant income liability	38.8	—
Other liabilities	126.1	99.2
Shareholders’ equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 103,209,446 and 102,693,058 issued and outstanding, respectively	1.0	1.0
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 36,679,760 and 36,826,434 shares issued and outstanding, respectively	0.4	0.4
Additional paid-in capital	939.7	924.6
Accumulated other comprehensive income	(134.2)	117.7
Retained earnings	490.1	222.9

Total shareholders’ equity	1,297.0	1,266.6

Total liabilities and shareholders’ equity	$3,760.3	$3,339.9

Spirit AeroSystems Holdings, Inc.
Consolidated Statements of Cash Flows

	For the Twelve	For the Twelve
	Months Ended	Months Ended
	December 31,	December 31,
	2008	2007
	(unaudited)	(audited)
	($ in millions)
Operating activities
Net Income	$265.4	$296.9
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	122.4	97.4
Amortization expense	9.4	7.6
Accretion of long-term receivable	(16.2)	(21.1)
Employee stock compensation expense	15.7	33.0
Excess tax (benefit) from share-based payment arrangements	—	(34.0)
Loss from the ineffectiveness of hedge contracts	0.4	—
(Gain) loss from foreign currency transactions	0.7	(2.1)
Loss on disposition of assets	0.3	1.0
Deferred taxes	(2.8)	9.1
Pension and other post-retirement benefits, net	(28.0)	(20.6)
Changes in assets and liabilities
Accounts receivable	15.3	20.5
Inventory, net	(570.0)	(458.9)
Other current assets	4.0	6.6
Accounts payable and accrued liabilities	(37.6)	24.9
Profit Sharing/ deferred compensation	(1.0)	(9.8)
Advance payments	341.4	123.4
Income taxes payable	7.0	45.9
Deferred revenue and other deferred credits	93.7	70.4
Other	(15.5)	(10.1)

Net cash provided by operating activities	204.6	180.1

Investing Activities
Purchase of property, plant and equipment	(235.8)	(288.2)
Proceeds from sale of assets	1.9	0.3
Long-term receivable	116.1	45.5
Financial derivatives	1.5	3.3
Investment in joint venture	(3.6)	—
Other	0.1	—

Net cash (used in) investing activities	(119.8)	(239.1)

Financing Activities
Proceeds from revolving credit facility	175.0	—
Payments on revolving credit facility	(175.0)	—
Proceeds from issuance of debt	10.3	—
Proceeds from government grants	15.9	—
Principal payments of debt	(15.9)	(24.7)
Debt issuance costs	(6.8)	—
Excess tax benefit from share-based payment arrangements	—	34.0
Executive stock repurchase	—	(1.0)

Net cash provided by financing activities	3.5	8.3

Effect of exchange rate changes on cash and cash equivalents	(5.2)	(0.2)

Net increase (decrease) in cash and cash equivalents for the period	83.1	(50.9)
Cash and cash equivalents, beginning of the period	133.4	184.3

Cash and cash equivalents, end of the period	$216.5	$133.4